[Cousins Letterhead]

April 26, 2004

Ms. Paula G. Rosput

Chairman, President & Chief Executive Officer

Board of Directors of

AGL Resources Inc.

Ten Peachtree Place,

Atlanta, GA  30309

Re: Service on Board of Directors of AGL Resources Inc.

Dear Ms. Rosput:

I have just become aware that my service on AGL Resources’ board of directors apparently violates Rule 70(b)(4) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”).  It is my understanding that this violation arises from the fact that (a) I am a director of Credit Suisse Group and its wholly-owned subsidiary Credit Suisse First Boston (USA), Inc. (“CSFB”) and (b) in July 2003, CSFB acted as co-managing underwriter of a securities offering for the Company.  As you know, I had no knowledge of CSFB’s involvement in the securities offering; to my knowledge, my appointment to the AGL Resources Board of Directors was not related to my affiliation with Credit Suisse Group or CSFB and the securities offering was completed prior to my election.

I have also just been informed that the Securities and Exchange Commission’s PUHCA staff has told AGL Resources’ counsel that it will not grant AGL’s request for dispensation in connection with this violation.  In light of this information, I regret to inform you that I must resign from the AGL Resources Board effective immediately and that, if I am elected to the Company’s board of directors at the 2004 annual meeting of shareholders, I will be required to decline service on the Company’s board of directors.

Best regards,

/s/ Tom Bell

Thomas D. Bell, Jr.

President & Chief Executive Officer